Exhibit 99.1

A conference call regarding this earnings release is scheduled for
9 a.m. Eastern, Monday, January 9, 2006. Dial in at 1.517.623.4891 or listen online at www.emmis.com
Contacts:
David Newcomer, Interim EVP & CFO
Kate Snedeker, Media & Investor Relations
317.266.0100

For Immediate Release
Monday, January 9, 2006
Emmis Communications Reports 3rd Quarter Results
Reported net revenue up 11%, Radio division continues to beat its markets
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its third fiscal quarter ended Nov. 30, 2005.
For the third fiscal quarter, reported net revenue was $100.5 million, compared to $90.2 million for the same quarter of the prior year, an increase of 11%. Reported net revenues for all periods presented exclude the results of Emmis’ television stations and WRDA-FM, which have been classified as discontinued operations.
Diluted net income per common share from continuing operations was $0.01, compared to $0.07 for the same quarter of the prior year. The decrease is due to significantly higher interest expense, principally as a result of borrowings to finance the Dutch Auction Tender Offer, completed in June 2005.
“Emmis saw a lot of positive activity this quarter, and the results are still emerging. By the end of the month, we expect to have sold 13 of our 16 television stations, and, as promised, we have continued to build a solid capital structure,” said Jeff Smulyan, Emmis Chairman and CEO. “And we accomplished all this while remaining focused on operations, beating our radio markets and delivering another strong quarter. Looking ahead, we expect even more success in Chicago due to current investments in talent and promotions.”
For the third quarter, reported radio net revenues increased 10%, while pro forma radio net revenues (including WLUP-FM and the Emmis radio networks in Slovakia and Bulgaria) increased 4%. Publishing net revenues increased 18%.
For the third quarter, operating income was $25.5 million, compared to $20.9 million for the same quarter of the prior year. Emmis’ station operating income for the third quarter was $38.2 million, compared to $35.2 million for the same quarter of the prior year.
Emmis has included supplemental pro forma net revenues, station operating expenses, excluding non-cash compensation, and certain other financial data on its website, www.emmis.com. This information, which includes all consummated station acquisitions and dispositions, can be found under the “Investors” tab.

International radio net revenues and station operating expenses for the quarter ended Nov. 30, 2005 were $5.9 million and $5.0 million, respectively.
On Nov. 30, 2005, Emmis sold substantially all of the assets of television station WSAZ in Huntington/Charleston, W. Va. to Gray Television for $186.0 million. Also on Nov. 30, 2005, Emmis sold substantially all of the assets of four television stations (plus regional satellite stations) to LIN Television Corporation (LIN) (WALA in Mobile, Ala./Pensacola, Fla.; WTHI in Terre Haute, Ind.; WLUK in Green Bay, Wis.; and KRQE in Albuquerque, N. Mex.) and entered into a Local Programming and Marketing Agreement (LMA) with LIN for WBPG in Mobile, Ala./Pensacola, Fla., receiving gross proceeds of $257 million.
Net proceeds of these transactions, approximately $441.6 million, were used to repay outstanding debt obligations.
On Dec. 5, 2005, Emmis sold substantially all of the assets of television stations WFTX in Ft. Myers, Fla. and KGUN in Tucson, Ariz, and the tangible assets and many of the intangible assets (excluding, principally, the FCC license) of KMTV in Omaha, Neb. to Journal Communications for $225 million of gross proceeds. Emmis plans to use the proceeds to repay outstanding debt obligations, to fund acquisitions or for other general corporate purposes. Also on Dec. 5, 2005, Emmis entered into an LMA with Journal for KMTV.
On Sept. 28, 2005, Emmis signed definitive agreements to sell four television stations (plus regional satellite stations) to SJL Broadcast Group and affiliates of The Blackstone Group (KOIN in Portland, Ore; KHON in Honolulu; KSNW in Wichita, Kan.; and KSNT in Topeka, Kan.) for $259 million. The FCC has approved the license transfers, and Emmis expects the sale to close by Jan. 31, 2006. The Company plans to use the proceeds to repay outstanding debt obligations, to fund acquisitions or for other general corporate purposes.
On Sept. 23, 2005, Emmis signed a definitive agreement to sell radio station WRDA-FM in St. Louis, Mo. to Radio One, Inc. for $20 million. Radio One, Inc. began operation of this station under an LMA effective Oct. 1, 2005. Closing of this sale is subject to customary conditions. Emmis hopes to close this sale by Feb. 28, 2006 and plans to use the proceeds to repay outstanding debt obligations, to fund acquisitions or for other general corporate purposes.
On Dec. 2, 2005, Walter Z. Berger, former Chief Financial Officer of the Company, announced his resignation. That same day David R. Newcomer was appointed Interim Chief Financial Officer, and the Company announced that it would conduct a search for a permanent replacement for Berger.
On Dec. 12, 2005, the Board of Directors approved the acceleration of the vesting of certain “out-of-the-money” unvested incentive and non-qualified stock options granted prior to July 1, 2004 with exercise prices equal to or greater than $20.76 per share. Approximately $5.6 million of expense that would have been recognized in the fiscal years ending Feb. 28, 2007 and 2008 (under SFAS No. 123R) will instead be a component of the Company’s SFAS No. 123 pro forma footnote expense disclosure in the fiscal year ending Feb. 28, 2006.
On Dec. 23, 2005, Emmis called for redemption $230 million aggregate outstanding principal amount of its Floating Rate Senior Notes due in 2012 (the “Notes”), pursuant to the terms of the Indenture, dated June 21, 2005, between the Company and The Bank of Nova Scotia Trust

Company of New York, as trustee. The Notes will be redeemed on a pro rata basis on Jan. 23, 2006. The redemption price for the Notes to be redeemed is $1,000.00 per $1,000.00 in aggregate principal amount of the Notes, plus accrued and unpaid interest on the Notes to be redeemed Jan. 23, 2006.
During December 2005, Emmis repaid an aggregate $387.9 million of amounts outstanding under its senior credit facility. Approximately $170.5 million was used to repay amounts outstanding under the credit facility’s revolving loan and $217.4 million was used to repay amounts outstanding under the credit facility’s term loan.
The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Nov. 30,		%	9 months ending Nov. 30,		%
	2005	2004	Change	2005	2004	Change
Radio
Reported net revenues	$76,017	$69,380	10%	$237,500	$213,290	11%
Plus: Revenues from assets acquired	401	4,136		2,153	14,738
Less: net revenues from assets disposed	—	—		—	—
Pro forma net revenues	$76,418	$73,516	4%	$239,653	$228,028	5%

Publishing
Reported net revenues	$24,500	$20,816	18%	$65,396	$57,654	13%
Plus: Revenues from assets acquired	—	—		—	—
Less: net revenues from assets disposed	—	—		—	—
Pro forma net revenues	$24,500	$20,816	18%	$65,396	$57,654	13%

Total Company
Reported net revenues	$100,517	$90,196	11%	$302,896	$270,944	12%
Plus: Revenues from assets acquired	401	4,136		2,153	14,738
Less: Revenues from assets disposed	—	—		—
Pro forma net revenues	$100,918	$94,332	7%	$305,049	$285,682	7%

On a pro forma basis, the Company expects its radio net revenues for its quarter ending Feb. 28, 2006 to be up approximately 1 to 2% and its station operating expenses, excluding noncash compensation, to be up approximately 5 to 7%. This expense growth is higher than normal due to investments in the Company’s Chicago turnaround properties. Emmis expects a decline in the profitability of its publishing operations by roughly 50% due to the timing of certain publications and higher paper costs. Corporate expenses are expected to be approximately $6.2 million before the cost of any severance or special TV bonus payments.
Emmis will host a call regarding this information on Monday, January 9 at 9 a.m. Eastern at 1.517.623.4891, with a replay available through Tuesday, January 17 at 1.203.369.9000. Listen online at www.emmis.com.
Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.
Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and the Company has sold or announced signed definitive agreements to sell 13 of them. In September the Company announced it had signed an agreement to sell St. Louis radio station WRDA-FM. Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales and book publishing.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this report or in the financial statements contained herein which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Note: Financial schedule attached.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended November 30,		Nine months ended November 30,
	2005	2004	2005	2004
OPERATING DATA:
Net revenues:
Radio	$76,017	$69,380	$237,500	$213,290
Publishing	24,500	20,816	65,396	57,654
Total net revenues	100,517	90,196	302,896	270,944
Operating expenses, excluding noncash compensation:
Radio	42,433	38,027	130,343	113,835
Publishing	19,849	16,955	57,861	50,187
Total station operating expenses, excluding noncash compensation	62,282	54,982	188,204	164,022
Corporate expenses, excluding noncash compensation	5,790	7,318	19,391	23,354
Noncash compensation (a)	2,667	3,068	8,216	8,982
Depreciation and amortization	4,274	3,924	12,468	12,035

Operating income	25,504	20,904	74,617	62,551
Interest expense	(20,487)	(8,469)	(49,073)	(30,122)
Loss on debt extinguishment (b)	—	—	—	(97,248)
Other income (expense), net	(88)	518	30	872

Income (loss) before income taxes, minority interest, discontinued operations and accounting change	4,929	12,953	25,574	(63,947)
Provision (benefit) for income taxes	1,303	6,078	10,293	(695)
Minority interest expense, net of tax	1,092	565	3,511	1,947

Income (loss) from continuing operations	2,534	6,310	11,770	(65,199)
Income (loss) from discontinued operations, net of tax	197,487	13,495	207,059	26,730

Net income (loss)	200,021	19,805	218,829	(38,469)
Preferred stock dividends	2,246	2,246	6,738	6,738

Net income (loss) available to common shareholders	$197,775	$17,559	$212,091	$(45,207)

Basic net income (loss) per common share:
Continuing operations	$0.01	$0.07	$0.11	$(1.28)
Discontinued operations, net of tax	5.35	0.24	4.63	0.47

Net income (loss) available to common shareholders	$5.36	$0.31	$4.74	$(0.81)

Diluted net income (loss) per common share:
Continuing operations	$0.01	$0.07	$0.11	$(1.28)
Discontinued operations, net of tax	5.29	0.24	4.60	0.47

Net income (loss) available to common shareholders	$5.30	$0.31	$4.71	$(0.81)

Weighted average shares outstanding:
Basic	36,879	56,214	44,700	56,042
Diluted	37,305	56,307	45,056	56,042
(a) Noncash compensation by segment:
Radio	$869	$1,226	$2,831	$3,815
Publishing	228	534	855	1,679
Corporate	1,570	1,308	4,530	3,488

Total	$2,667	$3,068	$8,216	$8,982

(b) Reflects costs associated with our debt recapitalization, which closed on May 10, 2004 and a subsequent subordinated debt extinguishment on June 10, 2004.

OTHER DATA:
Station operating income (See below)	38,235	35,214	114,692	106,922
Cash paid for taxes	6	—	39	271
Capital expenditures	3,452	1,657	8,679	6,294

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$25,504	$20,904	$74,617	$62,551
Plus: Depreciation and amortization	4,274	3,924	12,468	12,035
Plus: Corporate expenses, excluding noncash compensation	5,790	7,318	19,391	23,354
Plus: Noncash compensation	2,667	3,068	8,216	8,982

Station operating income	$38,235	$35,214	$114,692	$106,922

SELECTED BALANCE SHEET INFORMATION:	November 30, 2005	February 28, 2005

Total Cash and Cash Equivalents	$245,155	$16,054
Restricted Cash	207,889	—

Senior Debt	$838,750	$804,313
Senior Subordinated Debt	375,000	375,000
Senior Discount Notes	1,364	1,245
Senior Floating Rate Notes	350,000	—

Total Senior, Senior Subordinated and Holding Company Debt	$1,565,114	$1,180,558